EXHIBIT 99.1

News Release

CONTACT:	JAMES BOSSERD, CHOICEONE BANK PRESIDENT AND CHIEF EXECUTIVE OFFICER (616) 887-2347 JBOSSERD@CHOICEONE.COM

ChoiceOne Financial Appoints Roxanne Page to Board of Directors

Sparta, Michigan (August 30, 2010) - The Board of Directors of ChoiceOne Financial Services, Inc., and ChoiceOne Bank appointed Roxanne M. Page, CPA to the Board of Directors for both entities at their August 26, 2010 board meetings.

"It is a great honor for me to welcome Roxanne to our Board," explained ChoiceOne Bank President and CEO James Bosserd. "Roxanne is certainly an expert in her field and a prominent business leader in our community. I look forward to working with her as we grow our local community bank franchise."

Roxanne Page is a Certified Public Accountant and Partner with Beene Garter, LLP, West Michigan's largest independently owned accounting and consulting firm. Page joined Beene Garter in 1991 and delivers a diverse range of audit, tax and consulting services. She offers counsel in performance measurement and improvement, internal controls, inventory cost management, strategic compensation design, mergers and acquisitions and business succession planning.

Page's civic involvement includes the American Red Cross of Greater Grand Rapids, Kent County Literacy Council, Wolverine World Wide YMCA, Local First Annual Conference Committee and the Soccer Club of Rockford. She received her Bachelor of Business Administration degree in accounting from Grand Valley State University. She is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants and a firm representative in the Government Audit Quality Center. Page resides in Rockford with her family.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.